Exhibit 99.1

News Release

Media Contacts:	Kelley Dougherty	Investor Contacts:	Carol Ferguson
	(908) 423-4291		(908) 423-4465
	Steven Cragle		Joe Romanelli
	(908) 423-3461		(908) 423-5185

Merck Announces Global Initiative to Sharpen Commercial and R&D Focus

Company Redesigns Operating Model; Reduces Cost Base

•	Initiative targets net reduction in annual operating expenses of approximately $2.5 billion by the end of 2015

•	Plan includes new workforce reductions of approximately 8,500 positions, in addition to pending, previously announced reductions

•	Company reaffirmed 2013 full-year non-GAAP EPS target of $3.45 to $3.55; revised GAAP EPS range to $1.58 to $1.82

WHITEHOUSE STATION, N.J., Oct. 1, 2013 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced a global initiative to sharpen its commercial and research and development (R&D) focus. The multi-year initiative will enable Merck to better target its resources behind those opportunities that have the potential to deliver the greatest return on investment, including bolstering its pipeline and implementing a more agile operating model, with a significantly reduced, more flexible cost structure.
“These actions will make Merck a more competitive company, better positioned to drive innovation and to more effectively commercialize medicines and vaccines for the people who need them,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “Today’s announcement further underscores that we are committed to improving our performance in the short term while also investing for the long term to create value for patients, customers and shareholders.”
The company expects to realize approximately $2.5 billion in annual net cost savings by the end of 2015 and estimates that $1.0 billion, or 40 percent, of the savings will be realized by the end of 2014. The company anticipates that the substantial majority of savings will come from marketing and administrative expenses and R&D. These savings are off of the company’s full-year 2012 expense levels. By the end of 2015, the workforce reductions announced today, combined with pending, previously announced reductions of approximately 7,500, will result in a decrease of about 20 percent in Merck’s total global workforce of 81,000 employees. Total pre-

tax costs for the new restructuring program are estimated to range between $2.5 billion and $3.0 billion. The company estimates that approximately two-thirds of these costs will result in cash outlays, primarily related to separation expense, and approximately one-third are non-cash, primarily related to accelerated depreciation of facilities to be closed or divested.
“While these actions are essential to ensure that Merck can continue to fulfill its mission into the future, they are nevertheless difficult decisions because they affect our dedicated and talented colleagues. We appreciate the contributions of all our employees, and we will support them during this time of transformation,” said Frazier.

Overall, this global initiative will focus on three key areas:

 Redesigned Operating Model and Reduced Cost Base

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The company evaluated all aspects of how we operate as a business and is adopting a significantly streamlined and more flexible cost structure and operating model in response to business challenges and the rapidly changing external environment.

•	Through new cost efficiencies, the company will:

◦	Better allocate resources across the enterprise to those areas that present the highest-potential growth opportunities, such as its anti-PD-1 immunotherapy program for oncology;

◦	Invest in new licensing and business development activities to acquire external innovation and commercial opportunities to strengthen the pipeline; and

◦	Maintain a high level of cash returned to shareholders through both the dividend and the company’s stock repurchase program.

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The company will also reduce its global real estate footprint, particularly in New Jersey where it is headquartered. It will also continue to move forward with ongoing plans to improve the efficiency of its manufacturing and supply network.

Sharpened Commercial Focus

•	Within the core human pharmaceutical and vaccine business, Merck will continue to support its in-line portfolio and prepare for promising launches in the pipeline.

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The company will increase its focus on the key therapeutic areas that meet unmet medical needs, provide the best opportunities for the business and deliver the greatest value for customers -- diabetes, acute hospital care, vaccines and oncology.

•	Merck is creating a new, integrated unit to ensure that the company is prepared to successfully bring MK-3475, its investigational anti-PD-1 immunotherapy, to patients throughout the world.

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Geographically, the company will increase its focus in ten prioritized markets, which account for the majority of revenue in its pharmaceutical and vaccine business. These markets are the United States, Japan, France, Germany, Canada, United Kingdom, China, Brazil, Russia and Korea.

Refocused and Prioritized Research and Development

•	Merck has prioritized its R&D efforts to focus on candidates capable of providing unambiguous, promotable advantages to patients and payers.

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This focus will include programs such as the company’s anti-PD-1 immunotherapy program in oncology, BACE for Alzheimer’s disease (MK-8931), its next generation HCV program and V503, the company’s 9-valent HPV vaccine.

•	Merck will pursue emerging product opportunities independent of therapeutic area or modality and build its biologics capabilities.

•	The company will out-license or discontinue selected late-stage clinical development assets and reduce its focus on platform technologies.

•	The company will make externally sourced programs a greater component of its pipeline strategy.

Financial Targets
Merck reiterated its full-year 2013 non-GAAP1 (generally accepted accounting principles) earnings per share (EPS) target range of $3.45 to $3.55 and revised its GAAP range to be between $1.58 and $1.82. The Company expects to record charges relating to the new restructuring program of approximately $900 million to $1.1 billion in 2013, a majority of which will be recorded in the third quarter. The 2013 non-GAAP EPS target range excludes acquisition-related costs, costs related to restructuring programs and certain other items. A reconciliation of anticipated 2013 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2013
GAAP EPS	$1.58 to $1.82
Difference[2]	1.87 to 1.73
Non-GAAP EPS that excludes items listed below	$3.45 to $3.55

Acquisition-related costs[3]	$5,400 to $5,200

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1 Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.
2 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.
3 Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

Restructuring costs	1,900 to 1,600
Net decrease (increase) in income before taxes	7,300 to 6,800
Income tax (benefit) expense[4]	(1,700) to (1,600)
Decrease (increase) in net income	$5,600 to $5,200

Analyst Conference Call
Investors, journalists and the general public may access a live audio webcast of the call today at 8:30 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Software needed to listen to the webcast is available on Merck’s website and should be downloaded prior to the beginning of the webcast. A replay of the webcast will be available at approximately 11:00 a.m. EDT on Oct. 1 and will remain on the website for 12 months.
Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 72330994.
Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 72330994. Journalists who wish to ask questions are requested to contact a member of Merck's Media Relations team at the conclusion of the call.

About Merck
Today's Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement
This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.
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4 Includes the estimated tax impact on the reconciling items, as well as a net favorable impact related to the settlements of certain federal income tax issues.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.
Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2012 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

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